Walgreen Co. Corporate Communications  ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 914-0000

Contact:  Michael Polzin
 (847) 914-2925

FOR IMMEDIATE RELEASE                                                                                                                 INTERNET:  http://news.walgreens.com

WALGREEN CO. REPORTS 33rd CONSECUTIVE YEAR

OF RECORD EARNINGS, SALES

•	Fiscal year 2007 earnings increase 16.6 percent; sales grow 13.4 percent to record $53.8 billion

•	Fourth quarter earnings decrease 3.8 percent; diluted earnings per share decrease 2.4 percent to 40 cents

•	Lower reimbursements on some generic drugs and higher expenses impact fourth quarter profits

•	Record capital expenditures of more than $2 billion planned for fiscal 2008, primarily for new store openings that will reach 550 this year

•	Management expresses high confidence in business fundamentals and overall growth, and a strong commitment to improving profitability

DEERFIELD, Ill., Oct. 1, 2007 – Walgreens (NYSE, NASDAQ: WAG) today announced its 33rd consecutive year of record earnings and sales. The company also reported a decline in fourth quarter earnings due in part to lower reimbursements on some popular generic drugs and higher expenses.
Fiscal year net earnings increased 16.6 percent to $2.04 billion versus last year’s $1.75 billion. Net earnings per share for fiscal 2007 increased 18.0 percent to $2.03 per share (diluted) versus $1.72 per share (diluted) the previous year.Net earnings for the fourth quarter declined 3.8 percent to $397 million or 40 cents per share (diluted) versus last year’s $412 million or 41 cents per share (diluted).
The LIFO index increased in the fourth quarter because of higher than expected inflation among pharmacy inventories. As a result, while overall inflation was lower in 2007 than in 2006, the LIFO provision was $32.0 million this quarter versus $26.1 million in the year-ago period.
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“This quarter was negatively impacted by lower generic drug reimbursements, combined with higher salary and store expenses, and higher advertising costs,” said Chairman Jeffrey A. Rein. “Our expenses weren’t in line with the level of reimbursements we were receiving. Managing both expenses and lower reimbursements on some generic drugs is my top priority. We’re going to fix this, and at the same time continue our aggressive growth plan.”
Generics such as simvastatin (the generic version of Zocor) saw a significant reduction in gross profit dollars during the fourth quarter. Retail pharmacies typically see the highest gross profit dollars in the first few months after a generic prescription drug becomes available, and simvastatin entered the market in late June 2006.
“In the case of some blockbuster generic drugs, it’s difficult to grow profit dollars after their first few months of availability,” said President Greg Wasson. “As this quarter shows, pharmacy gross profit margins on some drugs can increase on a percentage basis even while the gross profit dollars they produce fall.”
The company saw this play out to a significant factor in the fourth quarter. For example, Walgreens filled nearly three times as many prescriptions for simvastatin in this year’s fourth quarter compared to the year-ago quarter, yet the company’s gross profit dollars from the drug were virtually the same this year as they were a year ago.
Sales rose 10.3 percent to $13.4 billion in the fourth quarter and 13.4 percent to $53.8 billion for the year. Total sales in comparable drugstores (those open more than a year) were up 6.3 percent for the quarter and 8.1 percent for the year, while front-end comparable drugstore sales rose 6.1 percent in the quarter and 5.8 percent for the year.
For the 52-week period ending Aug. 11, Walgreens increased its market share in 59 of its top 60 product categories compared to food, drug and mass merchandise competitors, as measured by A.C. Nielsen.
Prescription sales, which accounted for 65.0 percent of total sales in fiscal 2007, climbed 10.5 percent in the fourth quarter and 14.7 percent for the year. Prescription sales in comparable drugstores rose 6.5 percent in the quarter and 9.5 percent for the year, while the number of prescriptions filled in comparable drugstores rose 4.0 percent in the quarter and 5.7 percent for the year. “In the fourth quarter, we faced a tough comparison to the surge of Medicare Part D
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prescriptions we saw in 2006, the first year of that program,” said Wasson.
Overall, Walgreens filled 583 million prescriptions in fiscal 2007, an increase of 10.0 percent from the previous year. Walgreens now fills nearly 17 percent of all retail prescriptions in the country.
Gross profit margins increased 34 basis points versus the year-ago quarter to 27.98 as a percent to sales, including the LIFO provision previously mentioned. Pharmacy margins increased, but some of that benefit was offset by an overall shift toward the pharmacy business, which carries lower margins than front-end merchandise. Margins on the front end also increased as a result of a shift in mix toward higher margin items.
Fourth quarter selling, occupancy and administration expenses increased 103 basis points from the previous year, from 22.45 to 23.48 as a percent to sales, primarily due to increases in salaries and store expenses, and advertising costs. The impact of new, lower-cost generic drugs, which slowed pharmacy sales growth by 5.0 percentage points and total sales growth by 3.1 percentage points in the quarter, continued to affect expense ratios.
The company benefited from a lower tax rate in this year’s fourth quarter of 35.0 percent compared to 36.7 percent in the year-ago quarter, primarily the result of a lower effective state tax rate.
Including acquisitions, Walgreens expansion program resulted in a record net gain of 536 new stores in fiscal 2007. As of Aug. 31, the company operated 5,997 stores in 48 states and Puerto Rico versus 5,461 a year ago, and anticipates opening 550 new stores in fiscal 2008, with a net increase of more than 475 stores after relocations and closings. Walgreens is on track to exceed its goal of operating 7,000 stores in 2010.
“We have a three-part strategy for growth, and the first part is to continue what we do best – grow stores,” said Wasson. “We’re committed to organic store growth, yet at the same time we’re more open to acquisitions when the right opportunity arises.
“The second part of our growth strategy is expanding into adjacent sectors of pharmacy and health care service. For example, in August we acquired Option Care, Inc., a national specialty pharmacy and home infusion services provider. This move makes us the fourth-largest specialty pharmacy provider in the country and the largest home infusion provider.
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“The final part of our growth strategy is using our existing store space to drive customer traffic through new services like printer cartridge refills and convenient care clinics. We have more than 65 clinics open today, and by the end of calendar 2008 our goal is to have more than 400.”
Take Care Health Systems, the wholly-owned subsidiary of Walgreens that manages the clinics, is opening clinics in nine new markets this fall, including Cincinnati, Cleveland, Houston, Las Vegas, Miami, Nashville, Tenn., Orlando, Fla., Tampa, Fla. and Tucson, Ariz. Combined with expansion in existing markets, up to 100 new Take Care Health Clinics will open this fall.
Walgreens estimates more than $2 billion in capital investments for fiscal 2008. This reflects expenditures for new stores, technology and a new distribution center in Connecticut scheduled to open in fiscal 2009.
For additional information on the quarter’s results, investors can listen to a recorded Webcast on Walgreens Investor Relations Web site at:  http://investor.walgreens.com.
This news release may contain forward-looking statements that involve risks and uncertainties.  The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations.  Investors are referred to the “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recent Form 10-K, as amended, which Note is incorporated into this news release by reference.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	August 31,	August 31,	August 31,	August 31,
	2007	2006	2007	2006

Net sales	$13,421.5	$12,170.3	$53,762.0	$47,409.0

Costs and Deductions:
Cost of sales	9,666.2	8,806.7	38,518.1	34,240.4
Selling, occupancy and administration	3,151.8	2,732.4	12,093.2	10,467.1
	12,818.0	11,539.1	50,611.3	44,707.5
Other Income:
Interest income, net	6.4	20.2	38.4	52.6

Earnings before income tax provision	609.9	651.4	3,189.1	2,754.1
Income tax provision	213.4	239.1	1,147.8	1,003.5
Net earnings	$396.5	$412.3	$2,041.3	$1,750.6
Net earnings per common share-
Basic	$.40	$.41	$2.04	$1.73
Diluted	$.40	$.41	$2.03	$1.72

Dividends declared	$.0950	$.0775	$.3275	$.2725

Average shares outstanding	992.6	1,008.0	998.6	1,010.3
Dilutive effect of stock options	7.3	8.8	7.7	9.1
Average shares outstanding assuming dilution	999.9	1,016.8	1,006.3	1,019.4

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions Except Shares and Per Share Amounts)

	August 31,	August 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$254.8	$919.9
Short term investments - available for sale	0.0	415.1
Accounts receivable, net	2,236.5	2,062.7
Inventories	6,790.5	6,050.4
Other current assets	228.7	257.3
Total Current Assets	9,510.5	9,705.4
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	8,199.9	6,948.9
Goodwill	1,060.2	168.4
Other Non-Current Assets	543.0	308.4
Total Assets	$19,313.6	$17,131.1
Liabilities and Shareholders' Equity
Current Liabilities:
Short term borrowings	$878.5	$0.0
Trade accounts payable	3,733.3	4,039.2
Accrued expenses and other liabilities	2,104.4	1,713.3
Income taxes	28.1	2.8
Total Current Liabilities	6,744.3	5,755.3
Non-Current Liabilities:
Deferred income taxes	150.0	141.1
Other non-current liabilities	1,328.4	1,118.9
Total Non-Current Liabilities	1,478.4	1,260.0

Shareholders' Equity	11,090.9	10,115.8

Total Liabilities and Shareholders' Equity	$19,313.6	$17,131.1

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Twelve Months Ended
	August 31,	August 31,
	2007	2006

Cash flows from operating activities:
Net earnings	$2,041.3	$1,750.6
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	675.9	572.2
Deferred income taxes	23.2	(104.0)
Stock compensation expense	74.2	102.5
Income tax savings from employee stock plans	6.1	8.1
Other	3.3	(19.3)
Changes in operating assets and liabilities
Inventories	(676.2)	(375.7)
Trade accounts payable	(128.3)	875.6
Accounts receivable, net	(40.4)	(618.5)
Accrued expenses and other liabilities	276.9	204.5
Other assets	(28.9)	(8.5)
Other liabilities	104.3	120.5
Income taxes	25.3	(68.4)
Net cash provided by operating activities	2,356.7	2,439.6

Cash flows from investing activities:
Purchases of short term investments - available for sale	(6,396.9)	(12,282.4)
Proceeds from sale of short term investments - available for sale	6,826.0	12,388.4
Additions to property and equipment	(1,785.3)	(1,337.8)
Proceeds from sale of assets	40.8	23.0
Business and intangible asset acquisitions, net of cash received	(1085.8)	(485.4)
Net proceeds from corporate-owned life insurance policies	5.5	10.7
Net cash used for investing activities	(2,395.7)	(1,683.5)

Cash flows from financing activities:
Net proceeds from short term borrowings	850.0	0.0
Payments of debt	(141.2)	0.0
Stock purchases	(1,063.5)	(668.8)
Proceeds related to employee stock plans	266.1	319.1
Cash dividends paid	(310.2)	(262.9)
Bank overdrafts	(213.9)	213.9
Other	(13.4)	(14.3)
Net cash used for financing activities	(626.1)	(413.0)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(665.1)	343.1
Cash and cash equivalents at beginning of year	919.9	576.8
Cash and cash equivalents at end of period	$254.8	$919.9

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